Exhibit 99.1

MediciNova Reports Second Quarter 2011 Results

MediciNova Management to Host a Conference Call to Discuss Second Quarter 2011 Results Today, August 16, at 4:30pm (EDT)

SAN DIEGO, Calif. – August 16, 2011 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Jasdaq Market of the Osaka Securities Exchange (Code Number: 4875), yesterday reported financial results for the second quarter ended June 30, 2011 through the filing of its quarterly report on Form 10-Q.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which was filed August 15, 2011 and is available through investors.medicinova.com.

Financial Results

For the quarter ended June 30, 2011, MediciNova reported a net loss of $4.7 million, or $0.31 per share, compared to a net loss of $4.3 million, or $0.35 per share, for the same period last year. There were no revenues for the quarter ended June 30, 2011 or June 30, 2010. Research and development expenses were $2.0 million for the quarter ended June 30, 2011, compared to $2.3 million for the quarter ended June 30, 2010. The decrease in research and development expenses was due to a decrease in spending on our prioritized asset MN-221 for the treatment of acute exacerbations of asthma and COPD due primarily to the completion of the COPD and bioavailability clinical trials in 2010, offset by an increase in spending on our on-going MN-221 clinical trial due to increased enrollment and a decrease in compensation expense due to headcount reduction. General and administrative expenses were $1.7 million for the quarter ended June 30, 2011, compared to $1.8 million for the quarter ended June 30, 2010. The decrease in general and administrative expenses was due primarily to a decrease in stock based compensation expense as a result of headcount reduction, offset by an increase in professional fees due primarily to the Chinese JV agreement.

At June 30, 2011, we had $11.9 million in cash and cash equivalents, as compared to $25.4 million of cash and cash equivalents at June 30, 2010. In addition, at June 30, 2011, we no longer carried any debt (repaid) or convertible notes (matured) on our consolidated balance sheet.

Recent Highlights

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On April 1, 2011 we paid approximately $15.2 million in principal, interest, and fees to retire our outstanding loan with Oxford Finance Corporation. As part of the agreement to repay the debt, Oxford waived the prepayment fee of approximately $437,000.

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On May 5, 2011, we entered into an at-the-market issuance sales agreement, (sales agreement) with McNicoll, Lewis & Vlak LLC (MLV), pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $15.0 million from time to time through MLV as our sales agent.

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On June 29, 2011, we announced the execution of a Joint Venture agreement for the formation of a Joint Venture Company to develop and commercialize MediciNova’s MN-221 in China. The completion of the agreement between MNOV and ZMC allows the JV to complete the final approval process with the Ministry of Commerce of the People’s Republic of China.

“We continue to make progress in 2011. The clinical development of MN-221 has been very promising and we continue to be encouraged by the ongoing enrollment of our MN-221-CL-007 trial,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc.

Conference Call/Webcast Information

MediciNova will host a conference call and audio webcast to present second quarter 2011 results followed by a question and answer session with members of management. Management on the call will include Dr. Yuichi Iwaki, the President and Chief Executive Officer, Michael Coffee, the Chief Business Officer and Interim-Chief Financial Officer, and Dr. Kirk Johnson, the Chief Scientific Officer. The call is scheduled for today, August 16, at 4:30 P.M.(EDT).

To participate in this call, dial 800-291-9234 (domestic), 617-614-3923 (international), passcode: 24292004, shortly before 4:30 P.M.(EDT). For a limited period following the call, a replay of the call will be available, beginning at 7:30 P.M.(EDT); the replay can be accessed by calling 888-286-8010 (domestic), 617-801-6888 (international), passcode: 28683324. The audio webcast will be available on MediciNova’s investor relations website (http://investors.medicinova.com) for approximately 60 days following the call.

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company founded upon acquiring and developing novel, small-molecule therapeutics for the treatment of serious diseases with a commercial focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential, and patent coverage of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus on its two prioritized product candidates, MN-221, for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations, and Ibudilast (MN-166/AV411), for the treatment of multiple sclerosis, chronic pain, spinal cord injury, or drug addiction. Each drug candidate is involved in clinical trials under U.S. and Investigator INDs. MediciNova is engaged in strategic partnering discussions to support further development of the MN-221 and Ibudilast programs. Additionally, MediciNova will seek to monetize opportunistically its other pipeline candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our portfolio of clinical and preclinical product candidates. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials, product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, risks regarding intellectual property rights in product candidates and the ability to defend and enforce such intellectual property rights, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the regulatory authorities, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

CONTACT: MediciNova, Inc.

Mark Johnson, Investor Relations

(858) 373-1500

info@medicinova.com

MEDICINOVA, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,921,990	$28,252,204
Restricted cash	0	28,688,892
Restricted investment	0	623,751
Restricted letter of credit	0	47
Prepaid expenses and other current assets	792,220	779,103

Total current assets	12,714,210	58,343,997
Goodwill	9,600,241	9,600,241
In-process research and development	4,800,000	4,800,000
Property and equipment, net	41,303	65,209
Other assets	0	124,722

Total assets	$27,155,754	$72,934,169

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$329,339	$1,099,625
Management transition plan liability	0	623,751
Debt	0	4,951,610
Convertible notes	0	28,626,296
Escrow holdback	0	47
Accrued expenses	1,685,845	1,133,273
Income taxes payable	1,379	6,847
Accrued compensation and related expenses	434,029	348,755

Total current liabilities	2,450,592	36,790,204
Deferred tax liability	1,956,000	1,956,000
Long-term debt, less current	0	9,483,605

Total liabilities	4,406,592	48,229,809
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 shares authorized at June 30, 2011 and December 31, 2010; no shares outstanding at June 30, 2011 and December 31, 2010	0	0
Common stock, $0.001 par value; 30,000,000 shares authorized at June 30, 2011 and December 31, 2010; 15,326,694 and 12,482,867 shares issued at June 30, 2011 and December 31, 2010, respectively, and 15,284,785 and 12,439,132 shares outstanding at June 30, 2011 and December 31, 2010, respectively	15,327	12,484
Additional paid-in capital	301,864,294	293,483,920
Accumulated other comprehensive loss	(61,045)	(55,702)
Treasury stock, at cost; 41,909 shares at June 30, 2011 and 43,735 shares at December 31, 2010	(1,193,930)	(1,197,935)
Deficit accumulated during the development stage	(277,875,484)	(267,538,407)

Total stockholders’ equity	22,749,162	24,704,360

Total liabilities and stockholders’ equity	$27,155,754	$72,934,169

MEDICINOVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,		Period from September 26, 2000 (inception) to June 30, 2011

	2011	2010	2011	2010
Revenues	$0	$0	$0	$0	$1,558,227
Operating expenses:
Cost of revenues	0	0	0	0	1,258,421
Research and development	2,040,060	2,304,518	4,663,958	5,253,974	158,920,802
General and administrative	1,682,246	1,847,284	4,034,722	4,134,236	101,233,531

Total operating expenses	3,722,306	4,151,802	8,698,680	9,388,210	261,412,754

Operating loss	(3,722,306)	(4,151,802)	(8,698,680)	(9,388,210)	(259,854,527)
Write-off of debt related costs	(493,745)	0	(493,745)	0	(493,745)
Gain/(impairment charge) on investment securities	0	64,018	0	56,539	(1,735,212)
Foreign exchange gain/(loss)	(186)	2,020	172	(1,726)	(97,654)
Other expense	(31,308)	(43,324)	(84,041)	(74,631)	(264,548)
Interest expense	(450,000)	(406,269)	(1,102,387)	(450,443)	(3,113,112)
Other income	16,197	201,297	41,603	362,410	19,099,679
Income taxes	0	0	0	751	(53,244)

Net loss	(4,681,348)	(4,334,060)	(10,337,078)	(9,495,310)	(246,512,363)
Accretion to redemption value of redeemable convertible preferred stock	0	0	0	0	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	0	0	0	0	(31,264,677)

Net loss applicable to common stockholders	$(4,681,348)	$(4,334,060)	$(10,337,078)	$(9,495,310)	$(277,875,484)

Basic and diluted net loss per common share	$(0.31)	$(0.35)	$(0.74)	$(0.77)

Shares used to compute basic and diluted net loss per common share	15,319,273	12,431,395	13,941,172	12,350,697